Exhibit 5.1

[LETTERHEAD OF ALSTON & BIRD LLP]

August 25, 2015

The Home Depot, Inc.

2455 Paces Ferry Road N.W.

Atlanta, Georgia 30339-4024

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to The Home Depot, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the Commission, of debt securities of the Company (the “Debt Securities”). We are delivering this opinion letter in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

In connection with this opinion letter, we have examined such corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes hereof, including the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), the By-Laws of the Company (the “By-Laws”), resolutions of the Board of Directors or committees thereof related to the Debt Securities, the filing of the Registration Statement and certain related matters (the “Company Resolutions”), the Registration Statement, and the indentures and related forms of note being filed as exhibits to the Registration Statement. As to certain factual matters, but not conclusions of law, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials. Except as otherwise expressly set forth, we have made no independent examination of facts, review of court records or other public records, or factual investigation for the purposes of this opinion letter.

For purposes of this opinion letter, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed, photostatic, electronic or telefacsimile copies, the legal competence of all natural persons who execute any documents, and the due authorization, execution and delivery of and the validity and binding effect of all agreements of all parties other than the Company that relate to the offer and sale of Debt Securities.

Our opinion set forth herein is limited to (a) the General Corporation Law of the State of Delaware and (b) the laws of the State of New York as they relate to the enforceability of agreements referred to herein, in each case that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Registration Statement, and we do not express any opinion herein concerning any other laws.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that (i) when the Registration Statement has become effective under the Securities Act, (ii) when an appropriate prospectus supplement with respect to any Debt Securities has been prepared, delivered and filed by the Company in compliance with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iii) if Debt Securities are to be sold pursuant to a firm commitment underwritten offering, when the underwriting agreement with respect to such Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto, (iv) when an indenture relating to the Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto, (v) when the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture and (vi) when such Debt Securities have been duly executed and authenticated in accordance with the applicable indenture and issued, delivered and sold by the Company for the agreed-upon consideration therefor as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Company Resolutions and so as not to violate the Charter, the By-Laws or any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to the effects of (a) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (b)

general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law and principles limiting the availability of the remedy of specific performance, (c) concepts of good faith, fair dealing, materiality and reasonableness, and (d) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy.

The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated.

We note specifically that the Debt Securities may be issued from time to time on a delayed or continuous basis, and our opinion is limited to the applicable laws, including the related rules and regulations, as in effect on the date hereof. We make no undertaking and expressly disclaim any duty to supplement or update such opinion if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted, referred to or otherwise relied upon for any other purpose without our express prior written consent.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ M. Hill Jeffries
M. Hill Jeffries, Partner